Exhibit 5.2
Postbus 7113
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 71 71 000
F +31 20 71 71 111

Mittal Steel Company N.V.
Hofplein 20, 15th floor
3032 AC Rotterdam
The Netherlands
Ladies and Gentlemen,
This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission on February 23, 2007.
You have asked us to provide an opinion as to certain matters of Netherlands law in connection with the offer by Mittal Steel Company N.V., a public company with limited liability (naamloze vennootschap), organised under the laws of the Netherlands (“Mittal Steel”), to guarantee the 6.500% Senior Notes due 2014 of your subsidiary, Mittal Steel USA Inc. (the “Notes”) in return for the consent of the holders of the Notes (the “Noteholders”) to proposed amendments to the indenture dated April 14, 2004 as supplemented on August 23, 2004 (“Indenture”) under which the Notes were issued (the “Offer”).
This opinion letter is addressed to you and may be provided to the Noteholders. It may only be relied upon in connection with the Offer. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.
In rendering the opinion expressed herein, we have exclusively reviewed and we have relied upon the following documents:
(i) a copy of the final registration statement on Form F-3 as filed with the U.S.
NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request. ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh

Securities and Exchange Commission (“SEC”) on February 23, 2007 (the “Registration Statement”);
(ii) a fax copy of the deed of incorporation of Mittal Steel dated May 27, 1997 (the “Deed of Incorporation”);
(iii) an authentic copy of the current articles of association of Mittal Steel as amended on September 7, 2006 (the “Articles of Association”);
(iv) a copy of the certified extract from the Rotterdam Chamber of Commerce Commercial Register relating to Mittal Steel dated February 23, 2007 (the “Extract”);
(v) a copy of the resolution of the board of directors (“directie") relating to and approving the Offer and the Registration Statement and the filing of the Registration Document confirmed to us by Mr. H.J. Scheffer to have been signed in April 2006 in which each of Mr. L.N. Mittal, Mr. A. Mittal, Mr. S.E. Evans and Mr. H.J. Scheffer are appointed as attorneys (each: an “Attorney”) (the "Board Resolution”) and a copy of the email dated February 5, 2007 of Mr. H.J. Scheffer by which the Registration Statement was sent to the board of directors.
(vi) a copy of the form of the Mittal Steel Company N.V. Guarantee of 6.500% Senior Notes due 2014 (the “Guarantee” ) between Mittal Steel and The Bank of New York; and
(vii) a copy of the form of second supplemental indenture by and among Mittal Steel USA Inc., Mittal Steel and The Bank of New York, as trustee (“Supplemental Indenture”);
which documents we deem necessary and appropriate to render the opinion expressed herein. We have relied on the correctness and completeness of the representations made by Mittal Steel in the Registration Statement, as to factual matters and assumed that the Registration Statement has not been amended or revoked. We have not assessed the economic merits and consequences of the transactions contemplated by the Registration Statement.
This opinion letter sets out our opinion as at today’s date on certain matters of the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be (“Netherlands Law”) and the opinion and statements expressed in this opinion letter are limited in all respects to, and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or EU competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today’s date.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts of Amsterdam, the Netherlands.
In this opinion letter, Netherlands legal concepts are expressed in English terms and not in their original Netherlands terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	no defects attach to the incorporation of Mittal Steel (aan zijn totstandkoming geen gebreken kleven) and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute such deed and such deed complies with Netherlands Law (voldoen aan de eisen der wet);

c.	Mittal Steel has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), or (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surséance van betaling verleend) or (v) been made subject to similar insolvency proceedings in other jurisdictions. The Extract and our inquiries of today over the telephone with the Rotterdam Court Bankruptcy Clerk’s offices support items (i) to (iv) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred;

d.	the Board Resolution is in full force and effect, correctly reflects the resolution made by the board of directors in connection with the filing of the Registration Statement and the entering into the Guarantee and the Supplemental Indenture, and the factual statements made in the Board Resolution are complete and accurate;

e.	the Registration Statement has been signed by an Attorney and the Guarantee and the Supplemental Indenture will be signed by an Attorney;

f.	Mittal Steel does not have a conflict of interest with any of its members of the board of directors (directie) with respect to entering into the Guarantee and the Supplemental Indenture or, if there is a conflict of interest it has been timely and adequately disclosed to the general meeting of shareholders of Mittal Steel and the general meeting of shareholders has not appointed other persons than the members of the board of directors of Mittal Steel to represent Mittal Steel;

g.	the power of attorney included in the Board Resolution (i) is in full force and effect, and (ii) validly authorises the person or persons purported to be granted power of attorney, to represent and bind Mittal Steel vis-à-vis the other parties to the Guarantee and the Supplemental Indenture with regard to the transactions contemplated by and for the purposes stated in the Guarantee and the Supplemental Indenture under any applicable law other than Netherlands Law.
Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:
Corporate Status
1.	Mittal Steel has been duly incorporated and is validly existing as a naamloze vennootschap (public company with limited liability).

Corporate Action

2.	Mittal Steel has taken all corporate action required by its Articles of Association and Netherlands Law in connection with entering into the Guarantee and into the Supplemental Indenture, and in connection with the filing of the Registration Statement with the SEC.

Due Execution

3.	If signed by an Attorney, the Guarantee and Supplemental Indenture will have been validly signed on behalf of Mittal Steel.
The opinions expressed above are subject to the following qualifications:
A.	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Guarantee and the Supplemental Indenture under the applicable law and the obligations of the parties to the Guarantee and Supplemental Indenture and we have made no investigation of such meaning and purport. Our review of the Guarantee and the Supplemental Indenture and of any other documents subject or expressed to be subject to any law other than Netherlands Law has therefore been limited to the terms of such documents as they appear to us on their face.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

C.	Pursuant to Article 2:7 of the Netherlands Civil Code (“NCC”), any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of such entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of such objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

D.	A power of attorney or mandate granted by Mittal Steel, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney):

a.	can only be made irrevocable to the extent that its object is the performance of legal acts in the interests of the attorney or a third party. The competent Netherlands courts may at the request of the principal cancel the irrevocable quality of the power of attorney for compelling reasons; and

b.	will terminate upon the bankruptcy or become ineffective upon the suspension of payments of the principal and, unless otherwise provided, the attorney.
E.	This opinion letter may be limited or affected by:
a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditor’s rights generally; and

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or creditors in other jurisdictions;

c.	claims based on tort (onrechtmatige daad); and

d.	sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.
We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act.
Yours faithfully,
/s/ NautaDutilh N.V.
NautaDutilh N.V.